CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2018, relating to the financial statements and financial highlights of Crawford Dividend Growth Fund, Crawford Dividend Opportunity Fund, Crawford Dividend Yield Fund, and Crawford Multi-Asset Income Fund, each a series of Unified Series Trust, for the year or period ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 25, 2018